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                                                                  Exhibit 10.22

                             BAYBERRY ADVISORS, INC.
                             10 PLATEAU CIRCLE WEST
                           BRONXVILLE, NEW YORK 10708
                                 (914) 793-7570

                                   September 30, 1993


Mr. James McCann
President
Teleway, Inc.
1600 Stewart Avenue
Westbury, New York  11590

Dear Mr. McCann:

    This will confirm the agreement between Bayberry Advisors, Inc. ("Bayberry") and Teleway, Inc. (the "Company") as follows:

    1. The Company has engaged Bayberry, effective as of September 15, 1993, to provide financial advisory services to the Company, on a non-exclusive basis, including:

         (a) analysis and evaluation of the Company's business and advice to management of the Company of the results of these analyses;

         (b) assistance to the Company in its analysis, evaluation and negotiation of any proposed financing or restructuring of the Company, including any proposed joint venture, merger, acquisition of assets or business by the Company;

         (c) with respect to any such joint venture, merger, or any purchase of assets or business, Bayberry will assist in the analysis and presentation of all financing bids or proposals with respect to any acquisition transaction by the Company, the negotiation of financial aspects of such transaction, and, if, and to the extent requested by the Company, the closing and consummation of any proposed transaction(s); and

         (d) to otherwise assist the Company in the further development of its business plan and/or specific projects, as from time to time agreed to by the parties.



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    2.   Bayberry has accepted, effective as of September 15, 1993, the engagement described in Paragraph 1 and in that connection, agrees to keep and maintain all material, non-public information concerning the Company confidential, and disclose such information only as contemplated by this Agreement or as required by law;

    3. The Company acknowledges and agrees that Bayberry intends to make proposals and introduce potential financial transactions and investors to the Company which it believes suitable for the Company and in the Company's best interests under the specified circumstances. However, the Company acknowledges that Bayberry makes no direct or implied representation, warranty, or promise with respect to the ultimate success of any financial or other proposal or the consummation of any particular financing or other transaction, or any other result, financial or otherwise, which might be obtained by the Company by implementing such any proposals, or considering any such proposed transaction, or by accepting any such investor. The evaluation and actual implementation of any such proposals or acceptance of any such investor shall be the sole decision and responsibility of the Company's management and shareholders.

    4. The Company may make available to Bayberry all information concerning the business, assets, operations and financial condition of the Company which Bayberry reasonably requests in connection with the services performed by Bayberry hereunder. Bayberry may rely upon the accuracy and completeness of all such information without independent verification.

    5. The Company may refuse to discuss or participate in any transaction with any party for any reason whatsoever and may terminate negotiations with any party at any time.

    6. As compensation for its services hereunder, the Company shall pay Bayberry as follows:

         (a) An annual retainer of $120,000 payable semi-annually on September 15 and March 15 of each year during the term of this Agreement; Bayberry acknowledges that it has received the first payment of $60,000.

         (b) In addition, the Company will also pay to Bayberry a mutually agreed upon transaction fee upon the consummation of any transaction out of the ordinary course of the Company's business which results from the services provided by Bayberry [and such services were necessary for the success of the transaction], if such transaction is consummated during the term of Bayberry's engagement hereunder or within 18 months after the effective date of termination of this Agreement; the foregoing shall not apply, however, to any transaction involving Conroy's Flowers-to-Go, or Chemical Venture Partners, which the parties agree are to be covered by the annual retainer provided for in Section 6(a) above.

                                       2

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    7.   The Company shall promptly reimburse Bayberry, upon receipt of an invoice therefor, for Bayberry's out-of-pocket expenses incurred during the period of its engagement hereunder; provided that professional fees and disbursements shall not be reimbursable if paid to a professional retained without the Company's approval.

    8. The Company shall indemnify Bayberry and hold it harmless as provided in Appendix A hereto, which is incorporated herein by reference.

    9. For a period of two (2) years after the expiration or termination of this Agreement (or any extension or renewal thereof) Bayberry shall not provide financial advisory services to any person or entity which is engaged in the floral or gift giving industry.

    10. Any advice provided by Bayberry under this Agreement shall not be disclosed publicly or made available to third parties without Bayberry's prior approval.

    11.  The term of Bayberry's engagement hereunder shall be a period of two
         (2) years from September 15, 1993. The provisions of Paragraphs 6 through 9, shall survive any expiration or termination of this Agreement (or any extension or renewal thereof).

    12. This Agreement may not be amended or modified except in writing. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

    If the foregoing correctly sets forth the understanding and agreement between Bayberry and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

                                         BAYBERRY ADVISORS, INC.

                                         By: /s/ T. GUY MINETTI
                                            ------------------------------------
                                             T. Guy Minetti

AGREED AND ACCEPTED:
TELEWAY, INC.

By: /s/ JAMES McCANN
----------------------------------
   James McCann, President

                                       3

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                                   APPENDIX A

A.       The Company shall:

         (1) Indemnify Bayberry and hold it harmless against any losses, claims, damages or liabilities to which Bayberry may become subject: (a) arising in any manner out of or in connection with (i) actions taken or omitted to be taken (including any untrue statements made or statements omitted to be made) by the Company, or (ii) actions taken or omitted to be taken by Bayberry in conformity with either (x) instructions of the Company or (y) actions taken or omitted to be taken by the Company; or (b) otherwise arising in any manner out of or in connection with Bayberry's rendering of services hereunder, unless (in the case of indemnification pursuant to this clause
                  (b) it is finally judicially determined that such losses, claims, damages or liabilities arose out of the gross negligence or bad faith of Bayberry; and

         (2) Reimburse Bayberry for any legal or other expenses as reasonably incurred by it in connection with investigating, preparing to defend or defending any lawsuits, claims or other proceedings arising in any manner out of or in connection with Bayberry's rendering of services hereunder.

         The Company shall not be liable under this paragraph A with respect to any claim made against Bayberry, unless Bayberry shall have given the Company reasonable written notice of, and an opportunity to defend, any such claim. If any action, suit or proceeding shall be commenced against, or any claim or demand be asserted against Bayberry, as a condition precedent to demanding identification under this paragraph A, Bayberry shall promptly notify the Company in writing. The Company shall have the right to assume the entire control of, including the selection of counsel, subject to the right of Bayberry to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement thereof, and in connection therewith, Bayberry shall cooperate fully in all respects with the Company in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel. The Company will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of Bayberry, which consent will not be unreasonably withheld or delayed. So long as the Company is defending in good faith any such claim or demand asserted by a third party against Bayberry, Bayberry shall not settle or compromise such claim or demand without the prior written consent of the Company, which consent will not be unreasonably withheld or delayed. Bayberry shall make available to the Company or its agents all records and other materials in Bayberry's possession reasonably required by it for its use in contesting any third party claim or demand, then Bayberry may defend, through counsel of its own choosing, such action, suit, proceeding, claim or demand and (so long as Bayberry gives the Company at least 15 days' notice of the terms of the proposed settlement thereof and permits the Company to then undertake the defense thereof if the Company objects to the proposed settlement) to settle such action, suit, proceeding, claim or demand and to recover from the Company under this Paragraph A.
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         The Company agrees that the indemnification and reimbursement commitments set forth in this Paragraph A shall apply whether or not Bayberry is a formal party to any such lawsuits, claims or other proceedings, that Bayberry is entitled to retain separate counsel of its choice in connection with any of the matters to which such commitments relate and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, director, officer, employee or agent of Bayberry.

B. The Company and Bayberry agree that if any indemnification or reimbursement sought pursuant to the preceding Paragraph A is finally judicially determined to be unavailable (except with respect to indemnification pursuant to Paragraph A(1) above for the reasons specified in Paragraph A(1) above), then (whether or not Bayberry is the person entitled to indemnification or reimbursement) the Company and Bayberry shall contribute to the loses, claims, liabilities, damages and expenses for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one had, and Bayberry, on the other, in connection with the transaction contemplated herein, subject to the limitation that in any event Bayberry's aggregate contribution to all losses, claims, liabilities, damages and expenses with respect to which contribution is available hereunder shall not exceed the amount f fees actually received by Bayberry hereunder. It is hereby agreed that the relative benefits to the Company, on the one hand, and Bayberry, on the other, with respect to any transaction or proposed transaction contemplated herein shall be deemed to be in the same proportion as (i) the total value of the transaction contemplated herein bears to (ii) the fee paid to Bayberry with respect to such transaction.
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                             BAYBERRY ADVISORS, INC.
                             10 PLATEAU CIRCLE WEST
                           BRONXVILLE, NEW YORK 10708
                                 (914) 793-7570

                                  March 8, 1995


Mr. James McCann
President Teleway, Inc.
1600 Stewart Avenue
West bury, New York 11590

Dear Mr. McCann:

         This letter shall serve an addendum to the September 30, 1993 Letter Agreement (the "Agreement") between Bayberry Advisors, Inc. ("Bayberry") and Teleway, Inc. (the "Company") covering certain financial services provided to Teleway by Bayberry. The parties hereby agree to the following changes to the
Agreement:

         (1) Section 1. - add as section (e); to assist Teleway in effecting its retail expansion plan through (1) the acquisition of retail florists (2) the franchising or licensing of the 1-800 Flowers name to retail florists or (3) any other such venture under which 1-800 Flowers expands its retail distribution.

         (2) Section 6. - add as section (e): with respect to the services provided under Section 1. (3) above, Teleway will pay Bayberry an additional fee of $120,000 payable monthly.

         All other terms and conditions of the Agreement shall remain in force and will continue for one year from the date of his addendum.

         If the foregoing correctly sets forth the understanding and agreement between Bayberry and the Company, please so indicate by signing below, whereby this addendum shall constitute a binding agreement as of the date first written above.

                                                       BAYBERRY ADVISORS, INC.


                                                       By: /s/ T. Guy Minetti


AGREED AND ACCEPTED;

TELEWAY, INC.

By:
   President
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                             BAYBERRY ADVISORS, INC.
                             10 PLATEAU CIRCLE WEST
                           BRONXVILLE, NEW YORK 10708
                                 (914) 793-7570

                                   May 8, 1996


Mr. James McCann
President Teleway, Inc.
1600 Stewart Avenue
West bury, New York 11590

Dear Mr. McCann:

         This letter shall serve as an addendum to the September 30, 1993 Letter Agreement and the March 8, 1995 addendum thereto (collectively, the "Agreement") between Bayberry Advisors, Inc. ("Bayberry") and Teleway, Inc. (the "Company") covering certain financial services provided to the Company by Bayberry. It is understood herein that 1-800 Flowers, Inc. is the successor to Teleway and that all references to the "Company" are references to 1-800 Flowers, Inc.

         It is hereby agreed that both parties wish to extend the financial services covered in the Agreement for a period f one year from the date hereof. It is further agreed that the compensation for such services will be an annual retainer of $100,000 payable semi-annually on May 15, 1996 and November 15, 1996.

         All other terms and conditions of the agreement shall remain in force and will continue for one year form the date of this letter.

         If the foregoing correctly sets forth the understanding and agreement between Bayberry and the company, please so indicate by signing below.

                                                       BAYBERRY ADVISORS, INC.


                                                       By: /s/ T. Guy Minetti
                                                           President


AGREED AND ACCEPTED;

1-800 FLOWERS, INC.

By: